UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 27, 2017

COLGATE-PALMOLIVE COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-644	13-1815595
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
300 Park Avenue, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 310-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.  Results of Operations and Financial Condition.

On October 27, 2017, Colgate-Palmolive Company (the “Company”) issued a press release announcing its earnings for the quarter ended September 30, 2017.  This press release is attached as Exhibit 99 and is incorporated herein by reference.

The information in Item 2.02 of this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in Item 2.02 of this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 2.05.  Costs Associated with Exit or Disposal Activities.

Building on the successful implementation of the Global Growth and Efficiency Program to date, on October 26, 2017, the Company’s Board of Directors approved an expansion of the Global Growth and Efficiency Program and an extension of the program through December 31, 2019 to take advantage of further opportunities to streamline the Company’s operations.

The initiatives under the expanded Global Growth and Efficiency Program continue to be focused on the following areas:

  Expanding Commercial Hubs – Building on the success of the hub structure already implemented around the world, streamlining operations in order to drive smarter and faster decision making, strengthen capabilities available on the ground and improve cost structure.
  Extending Shared Business Services and Streamlining Global Functions – Optimizing the Company’s shared service organizational model in all regions of the world and continuing to streamline global functions to improve cost structure.
  Optimizing Global Supply Chain and Facilities – Continuing to optimize manufacturing efficiencies, global warehouse networks and office locations for greater efficiency, lower cost and speed to bring innovation to market.

As a result of the expansion, cumulative pretax charges related to the Global Growth and Efficiency Program, once all projects are approved and implemented, are now estimated to be $1,730 million to $1,885 million ($1,280 million to $1,380 million aftertax), increased from $1,500 million to $1,585 million ($1,120 million to $1,170 million aftertax).  It is now expected that substantially all charges related to the Global Growth and Efficiency Program will be incurred by December 31, 2019.

These pretax charges are currently estimated to be comprised of the following: employee-related costs, including severance, pension and other termination benefits (50%); asset-related costs, primarily incremental depreciation and asset impairments (10%); and other charges, which include contract termination costs, consisting primarily of implementation-related charges resulting directly from exit activities (20%) and the implementation of new strategies (20%).  Over the course of the Global Growth and Efficiency Program, it is currently estimated that approximately 80% of the charges will result in cash expenditures.

Charges related to the Global Growth and Efficiency Program will continue to be recorded in the Corporate segment as these decisions are predominantly centrally directed and controlled and are not included in internal measures of segment operating performance. It is expected that the cumulative pre-tax charges, once all projects are approved and implemented, will relate to initiatives undertaken in North America (15%), Europe (20%), Latin America (5%), Asia Pacific (5%), Africa/Eurasia (5%), Hill’s Pet Nutrition (10%) and Corporate (40%), which includes substantially all of the costs related to the implementation of new strategies, noted above, on a global basis.

This Current Report on Form 8-K contains forward-looking statements about the Global Growth and Efficiency Program.  These statements are made on the basis of the Company’s views and assumptions as of this time and the Company undertakes no obligation to update these statements unless required by law.  These statements are not guarantees of future performance; they involve risks and uncertainties and actual events or results may differ materially from these statements.  Potential risks and uncertainties that could cause actual results to differ from expected results include, among others, whether the Company will be able to implement the Global Growth and Efficiency Program as planned, whether the expected amount of the costs associated with the Global Growth and Efficiency Program will exceed the Company’s forecasts and whether the Company will be able to realize the full amount of estimated savings from the Global Growth and Efficiency Program.  Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016) for information about certain other factors that could cause such differences.  Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or on the Company’s website at http://www.colgatepalmolive.com.

Item 9.01.  Financial Statements and Exhibits.

(d)       Exhibits.  The following exhibit is filed with this document:

Exhibit Number	Description

99	Press release, dated October 27, 2017, issued by Colgate-Palmolive Company

EXHIBIT INDEX

Exhibit Number	Description

99	Press release, dated October 27, 2017, issued by Colgate-Palmolive Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLGATE-PALMOLIVE COMPANY

Date:	October 27, 2017	By:	/s/ Dennis J. Hickey
		Name:	Dennis J. Hickey
		Title:	Chief Financial Officer

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